[LETTERHEAD OF MCGLADREY & PULLEN, LLP]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of American Care Source Holdings, Inc. on Form S-8, of our report, dated March 4, 2006 relating to our audit of the financial statements, included in the Annual Repot on Form 10-K of American Care Source Holdings, Inc., for the year ended December 31, 2005

McGladrey & Pullen, LLP

Des Moines, Iowa
April 7, 2006

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.